Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 19th day of September, 2013 (the “Effective Date”), between Globoforce Limited (the “Company”), and Jonathan Hyland (the “Executive”).

WHEREAS, any prior offer letter, employment agreement and/or service agreement between the Company and the Executive shall be fully superseded by this Employment Agreement (“Agreement”) except that the Preserved Agreements, as defined below, shall continue to be in full force and effect; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of Section 3 (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Technology Officer of the Company. The Executive shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). The Executive acknowledges that he will be expected to perform and carry out all job duties, acts and obligations and to comply with such directions as may be designated by the Board to be reasonably consistent with his position. The Executive acknowledges that during the course of his employment with the Company, it may be necessary to expand his duties within the general scope of his position. The Executive shall devote unless prevented by illness, his full time and efforts during normal business hours to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of his duties to the Company as provided for in this Agreement.

(c) Place of Work. The Executive’s normal place of work shall be the Company’s Dublin offices but the Executive shall be required to travel extensively. The Company reserves the right to require the Executive to work at any other location at which it carries on business from time to time. For the efficient discharge of the Executive’s duties, the executive may be required to travel to and work at such other Company locations as the Company may reasonably require from time to time.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s base salary shall be paid at the rate of EUR155,250 per year (and pro rata for any lesser period). The Executive’s base salary may be reviewed by the Board or the Compensation Committee in its discretion. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable monthly into a bank account of the Executive’s nomination less statutory and other agreed deductions and withholdings and shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to participate in the Company’s Management Bonus Plan or other applicable bonus plan in force from time to time. The Executive’s target annual incentive compensation shall be EUR 45,000 gross. The Executive’s Incentive Compensation may be redetermined by the Board or the Compensation Committee in its absolute discretion. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid and is not payable if the Executive is under notice of termination (whether given by the Executive or the Company for Cause) at or prior to the date when incentive compensation might otherwise have been payable. Any incentive compensation will be paid in accordance with the rules of the bonus scheme then in force, which rules are subject to amendment from time to time. Incentive compensation payments are not guaranteed and are payable in accordance with the terms of the bonus scheme then in force and conditional upon the achievement of Company performance, profits, and individual performance targets as communicated to the Executive from time to time

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company and as may be amended from time to time.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, not limited to Company VHI for the Executive, his spouse and children under Company Plan Plus Level 2, income protection and death in service. In particular, the Company may put in place pension arrangements for the Executive at its sole discretion. Further details on any proposed pension arrangements will be provided to the Executive by the Company on request.

(e) Annual Leave. During the Term, the Executive shall be entitled to 22 working days paid annual leave per annum (in addition to statutory bank and public holidays). Annual leave is to be taken in accordance with the provisions of the Organisation of Working Time Act, 1997. All annual leave entitlement must be taken in the relevant leave year. In exceptional circumstances, and with the prior written consent of the Company, unused leave may be carried forward from one leave year to the next.

Upon termination of employment, annual leave entitlement will be calculated according to completed service in that leave year. Where annual leave taken exceeds the entitlement accrued up to the termination date, the Company will deduct the equivalent of the payments made for such additional days from the Executive’s final pay. Where annual leave taken is less than the entitlement accrued up to the termination date, the Executive shall be entitled to be paid in lieu of accrued but untaken holiday. The Company may require the Executive to take any outstanding holiday entitlement during his notice period.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician approved by the Company (such approval not to be unreasonably withheld) to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct (after written warning) by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any act involving deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; or (iv) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or deliberate failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. Subject to not infringing the Executives statutory and common law rights, the Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without Executive’s consent: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto providing not less than 1 month prior notice or such extended period as is required by law.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given (if a payment in lieu of notice is made to include incentive compensation due for the payment on a date before the Notice of Termination expires) or the date on which the Notice of Termination expires as determined by the Company; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, the expiry of the Notice of Termination, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the expiry of the Notice of Termination after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination (if a payment in lieu of notice is made to include incentive compensation due for the payment on a date before the Notice of Termination expires) and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h) Suspension. The Board may at any time, and whether pending an investigation or any disciplinary hearing involving the Executive or during the whole or any part of a period of notice to terminate the Executive’s employment, suspend and/or require the

Executive by notice in writing not to attend for work and/or perform the Executive’s functions hereunder. The Executive may also during any period of suspension be required not to communicate with suppliers, customers, other business connections or other employees of the Company and/or its associated companies and may be relieved of some or all of the Executive’s powers and duties. The exercise of any or all of its powers under this clause by the Board on behalf of the Company shall not relieve the Company of its obligations to pay such salary and other benefits as are due to the Executive under this Agreement nor shall it relieve the Executive of any other obligations to the Company under this Agreement. The exercise of any or all of its powers under this clause by the Board shall not amount to or be treated by the Executive as a repudiation of this Agreement or as the termination of the Executive’s employment by the Company.

(i) Resignation from Office. Upon the termination of this Agreement for whatsoever reason, the Executive shall, unless required by the Board not to do so, resign without claim for compensation from any offices held by the Executive in the Company and/or in any of its associated companies and in the event of the Executive’s failure to do so, the Board is irrevocably authorised to appoint some person as the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute all documents and to do all things requisite to give effect thereto.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason (save for Cause), the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through to the expiry of the Notice of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and any accrued but untaken annual leave; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”). Where the Executive’s employment is terminated for Cause, the Company reserves the right to terminate the Executive’s employment without notice (or payment in lieu thereof). Notwithstanding anything herein contained, the Company shall be entitled to make the appropriate payment to the Executive in respect of salary and other emoluments in lieu of any period of notice which he is entitled to receive or required to give.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i) the Company shall pay the Executive severance pay equal to seventy-five percent (75%) of the Executive’s Base Salary (the “Severance Amount”); and

(ii) the Company shall discharge the cost of the Executives private health insurance cover then in force for 9 months after the Termination Date.

(iii) the amount payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

(iv) The receipt of any severance payments or benefits pursuant to Section 4 will be subject to Executive not violating the Separation Agreement and Release and the Employee Agreement referenced in Section 7 of this Agreement and attached hereto as Exhibit A, the terms of which are hereby incorporated by reference. In the event Executive breaches either such agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to this Section 4 without affecting the Executive’s release or Executive’s obligations under the Employee Agreement and the Separation Agreement and Release.

For the avoidance of doubt, the parties expressly agree that nothing in this clause shall in any way effect the Executives statutory or common law rights.

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i) the Company shall pay the Executive an amount equal to the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Incentive Compensation (collectively the “Change in Control Severance Amount”) . For purposes of this Agreement, “Target Incentive Compensation” shall mean the Executive’s target bonus for the current fiscal year. In no event shall “Target Incentive

Compensation” include any sign-on bonus, retention bonus or any other special bonus. Such Change in Control Severance Amount shall be paid in substantially equal installments in accordance with the Company’s payroll practice over 12 months; and

(ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive (“Executive’s Outstanding Equity”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination. In the interest of clarity Executive’s Outstanding Equity shall remain outstanding following the Date of Termination to the extent necessary to effectuate the foregoing, but shall terminate in accordance with their terms in the event that the Separation Agreement and Release does not become effective;

(iii) The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

(iv) The Company shall discharge the cost of the Executives private health insurance cover then in force for 12 months after the Date of Termination.

(b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean “Sale Event,” as such term is defined in the Globoforce Limited 2012 Stock Option and Incentive Plan.

For the avoidance of doubt, the parties expressly agree that nothing in this clause shall in any way effect the Executives statutory or common law rights.

6. Confidential Information, Noncompetition and Cooperation. As a material term of this Agreement, the Executive hereby reaffirms the Globoforce Noncompetition Nondisclosure and Developments Agreement that Executive entered into with the Company (“Employee Agreement”) attached hereto as Exhibit A, the terms of which are hereby incorporated by reference as material terms of this Agreement. The Executive acknowledges and agrees that, for purposes of the Employee Agreement, the Company shall include the Company, the Parent and affiliated entities.

7. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided the Employee Agreement, the 2013 Compensation Plan, any executed indemnification agreement between the Company and the Executive, the Globoforce Limited 2012 Stock Option and Incentive Plan and, except to the extent modified by this Agreement, any stock option agreements and other stock-based award agreements governing Executive’s Outstanding Equity(collectively the “Preserved Agreements”) shall remain in full force and effect.

8. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9. Data Protection. The Company holds personal information about it employees including the Executive. This data is subject to the Data Protection Acts 1988 and 2003. The Company may from time to time, require that the personal information is transferred to associated companies or selected service providers, including companies outside the European Union. By signing this Agreement the Executive gives explicit consent (as defined in the Acts) to the Company processing, both manually and by electronic means, the Executive’s personal and sensitive personal data for the purposes of the administration and management of the Executive’s employment and/or the Company’s business. The Company will treat all personal/sensitive personal data as confidential and will not use or process it other than for legitimate purposes. The Company will ensure that the information is accurate, kept up to date and not kept for longer than is necessary. Measures will also be taken to safeguard against unauthorised or unlawful processing and accidental loss or destruction or damage to the data.

10. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to his estate, if the Executive fails to make such designation).

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland the parties hereto expressly agree that nothing herein contained shall prejudice the Executives statutory and common law rights. In addition the parties expressly agree to submit to the jurisdiction of the Irish courts in relation to any dispute or matter arising hereunder.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

19. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

GLOBOFORCE LIMITED

By:	/s/ Eric Mosley
Its:	CEO
Date:	September 19, 2013

JONATHAN HYLAND

/s/ Jonathan Hyland
Name

September 19, 2013
Date

Exhibit A

Previously executed Globoforce Noncompetition, Nondisclosure and Developments Agreement